Exhibit 3.2

THE COMPANIES ACT (REVISED) OF THE CAYMAN ISLANDS COMPANY
LIMITED BY SHARES

MEMORANDUM & ARTICLES OF ASSOCIATION OF

Protopia Global Holdings Inc.

THE COMPANIES ACT (REVISED) OF THE CAYMAN ISLANDS COMPANY
LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION OF

Protopia Global Holdings Inc.

1. The name of the company is Protopia Global Holdings Inc. (the “Company”).

2. The registered office of the Company shall be at the offices of Quality Corporate Services Ltd., Suite 102, Cannon Place, P.O. Box 712, North Sound Rd., George Town Grand Cayman, KY1-9006 Cayman Islands, or at such other place as the directors of the Company may from time to time decide.

3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Act (Revised) of the Cayman Islands or any other law of the Cayman Islands.

4. The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Act (Revised).

5. The liability of each member of the Company is limited to the amount, if any, unpaid on the ordinary shares held by such member.

6. The share capital of the Company is USD 5,000 (United States Dollars Five Thousand) divided into 500,000,000 ordinary shares of a nominal or par value of USD 0.00001 each. Subject to the provisions of the Companies Act and the articles of association of the Company, the Company shall have the power to redeem or purchase any of its ordinary shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7. If the Company is registered as an exempted company in accordance with Part VII of the Companies Act (Revised), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Act and the articles of association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

The undersigned, whose name and address are set out below, wishes the Company to be incorporated as a company in the Cayman Islands in accordance with this Memorandum of Association, and agrees to take the number of Shares in the capital of the Company as set out opposite the undersigned’s name.

NAME AND ADDRESS OF SUBSCRIBER	NUMBER OF ORDINARY SHARES TAKEN BY SUBSCRIBER
Quality Corporate Services Ltd.	1
Suite 102, Cannon Place, P.O. Box 712,
North Sound Rd.,
George Town,
Grand Cayman, KY1-9006
Cayman Islands

/s/ Juliet Fenn
Juliet Fenn
as authorised signatory for and on behalf of
Quality Corporate Services Ltd.

Dated: 18 August, 2022

/s/ Christine Bodden
Signature of Witness. Christine Bodden

Address:	Suite 102, Cannon Place
P.O. Box 712, North Sound Rd., George Town,
Grand Cayman, KY1-9006
Cayman Islands

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